Exhibit 10(c)

VIDEO DISPLAY CORPORATION BUILDING

1868 TUCKER INDUSTRIAL ROAD

TUCKER, GEORGIA 30084

COMMERCIAL LEASE AGREEMENT

between

RONALD D. ORDWAY

(“LANDLORD”)

AND

VIDEO DISPLAY CORPORATION

(“TENANT”)

COMMERCIAL LEASE AGREEMENT

This COMMERCIAL LEASE AGREEMENT (this “Lease”) is made and entered into as of March             , 2015, by and between Ronald D ORDWAY, an individual (“Landlord”), and VIDEO DISPLAY CORPORATION, a Georgia corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: EXHIBIT A (Survey of Premises), EXHIBIT B (Tenant Insurance Requirements), and EXHIBIT C (Building Rules and Regulations).

1. Basic Lease Information.

1.01 “Building” shall mean the building located at 1868 Tucker Industrial Road, Tucker, Georgia 30084, and also known as the “Video Display Corporation Building”. “Rentable Square Footage of the Building”, without representation, is deemed to be 59,000 rentable square feet.

1.02 “Premises” shall mean the area shown on EXHIBIT A to this Lease. The Premises includes the entire Building and the parking spaces appurtenant to the Building. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises”, without representation, is deemed to be an aggregate of 59,000 rentable square feet (“RSF”). Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03 “Base Rent”: means minimum base rent payable by Tenant to Landlord in the following amounts for the periods indicated:

l Calendar Months of Term	Annual Rate Per RSF	Annual Base Rent	Monthly Base Rent
Months 1 – 42 (4/1/2015 – 9/30/2018)	$3.292	$194,220.96	$16,185.08
Months 43 – 84 (10/1/2018 – 3/31/2022)	$3.456	$203,904	$16,992

“Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord under this Lease.

1.04 “Commencement Date”: shall mean the date of April 1,2015

1.05 “Security Deposit”: None

1.06 “Broker(s)”: not applicable.

1.07 “Permitted Use”: Warehouse and general, executive and administrative offices.

1.08 “Notice Address(es)”:

Landlord:	Tenant:
Ronald D Ordway 1868 Tucker Industrial Road Tucker, Georgia 30084 Attention: Ronald D. Ordway	Video Display Corporation 1868 Tucker Industrial Road Tucker, Georgia 30084 Attention: Ronald D. Ordway

A copy of any notices to Landlord shall also be sent to any Mortgagee (as hereinafter defined) who may have requested the same.

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1.09 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other days observed as holidays by the State of Georgia, the federal government or the labor unions serving the Building (“Holidays”). “Building Service Hours” are 8 A.M. to 6 P.M. on Business Days.

1.10 “Property” means the Building and the parcel(s) of land on which it is located, including the parking areas, Easement Areas and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

1.11 “Tenant’s Property” merchandise, goods, inventory, equipment, furniture, furnishings, decorations and all other personal property owned by Tenant and stored or used at the Premises.

1.12 “Good Condition” means the Property shall be clear of trash and debris, broom clean, and (i) the Building shall be structurally sound and free from major defects; (ii) all electrical, heating, air conditioning, plumbing (including septic) and any other mechanical and related equipment and utilities, building systems, appliances and smoke detectors at the Premises shall be in working condition and repair and have an expected useful life of at least 5 years, and (iii) the basement and roof and all other areas and surfaces of the Buildings shall be in good repair and free from leaks and other defects, and the roof shall have a expected useful life of at least 10 years.

2. Lease Grant; Term.

2.01 Base Term. The Premises are hereby leased by Landlord to Tenant, together with the right to use any portions of the Property that are subject to an easement, right of way or other permitted use by the owners, lessees, invitees, licensees and/or guests (the “Easement Areas”). The term of this Lease shall commence on the Commencement Date and, unless terminated early or otherwise extended in accordance with this Lease, end on the date that is seven (07) years after the last day of the month in which which date is March 31, 2025 (the “Expiration Date”).

3. Commencement Date; Possession.

Tenant shall accept the Premises in its “as is” condition on the Commencement Date. Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy. Tenant represents and warrants to Landlord that the Premises are in Good Condition and satisfactory to Tenant and that Landlord shall have no obligation to perform or complete any work prior to or following the Commencement Date. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space for any reason whatsoever, including, without limitation, due to the holdover or unlawful possession of such space by another party. LANDLORD MAKES NO WARRANTY OR REPRESENTATION REGARDING THE CONDITION OF THE PROPERTY OR THE SUITABILITY OF THE PREMISES FOR THE BUSINESS OF TENANT ANTICIPATED HEREIN.

4. Rent and Additional Rent.

4.01 Base Rent. Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent (as hereinafter defined) due for the Term (collectively referred to as “Rent”). Base Rent shall commence on the Commencement Date. Base Rent and recurring charges of Additional Rent shall be due and payable in advance on the first (1st) day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, shall be payable upon the execution of this Lease by Tenant. No termination of this Lease prior to the normal ending hereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to termination thereof.

4.02 Additional Rent. Tenant shall pay, as Additional Rent, all Taxes and Expenses and all other costs associated with the ownership, operation, maintenance, repair, upkeep, use and occupancy of the Building, the Premises and the Property. Tenant shall also pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or

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measured by Rent. Additional Rent shall be due and payable on demand. Unless otherwise specified herein to the contrary, all other items of Rent shall be due and payable by Tenant on or before fifteen (15) days after billing by Landlord. All Additional Rent shall commence on the Commencement Date except as expressly provided otherwise. All Taxes and Expenses shall be paid directly by Tenant to the applicable service provider or other payee. To the extent that any such Taxes or Expenses are billed to and paid by Landlord, Tenant shall reimburse Landlord for such Taxes and Expenses upon demand, as Additional Rent. Tenant shall provide satisfactory proof of payment of all such Taxes and Expenses paid by Tenant upon payment by Tenant and/or upon Landlord’s request.

4.03 Payment of Rent. Rent shall be made payable to the entity, and sent to the address of Landlord set forth herein or such other address Landlord designates, and shall be made by good and sufficient check drawn on a local bank or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to five percent (5%) of all past due Rent. All bad/returned/dishonored checks written by Tenant to Landlord for any obligations herein will incur a bad check fee of five percent (5%) of the face amount of the check. This charge is in addition to any late fee that may be assessed above. In addition, past due Rent shall accrue interest at eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

(a) “Taxes” means (a) all real property taxes and other assessments on the Building and Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation and other governmental services of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord or Tenant and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a reduction in Taxes is obtained by Landlord or Tenant for any year of the Term, the savings shall be shared equally between Landlord and Tenant for the duration of such savings.

(b) “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, replacing, cleaning and managing the Property, including, without limitation, the Building. Expenses include, without limitation: (i) all labor and labor related costs, landscaping, cleaning, janitorial, replacement of damaged or obsolete fixtures and parts, snow and ice removal, and routine maintenance and inspections of the Building and Property, which shall be paid directly by Tenant; (ii) the cost of repairs, maintenance and services to the Building and the Property; (v) rental and purchase cost of parts, supplies, tools and equipment; (vi) insurance premiums and deductibles; (iii) electricity, gas, oil, steam, water, sewer and other utility costs serving the Property; (iv) fines, interest and penalties incurred due to the late payment of Taxes or Expenses; (v) the cost of compliance with all applicable Laws, including any Hazardous Materials Laws, and all governmental filings, actions and proceedings; (vi) any costs and expenses relating to the operation, use and maintenance of any access easements or other rights of way that benefit or burden the Property, including any legal fees associated with the documentation thereof or disputes or legal proceedings involving any adjoining property owner or other person regarding the use, ownership, maintenance and operation thereof; and (vii) the cost of all capital improvements to the Property (including without limitation those which are performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of

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the Lease; performed in lieu of a repair; or required to be made by Tenant in accordance with this Lease or required in order to ensure surrender of the Premises to Landlord in the condition required by this Lease. Expenses shall not include: (i) depreciation of the Building, (ii) principal payments of mortgage and other non-operating debts of Landlord, (iii) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds, (iv) costs of Landlord incurred in connection with re-letting the space in the Building after the Expiration Date, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to other tenants of the Property, (v) costs incurred in connection with the sale, financing or refinancing of the Building, and (vi) organizational expenses associated with the creation and operation of the entity which constitutes Landlord.

4.04 Absolute Net Lease. Tenant agrees and acknowledges that this Lease is intended to be and shall be an “absolute net” lease whereby all of the costs and expenses associated with the ownership, operation, maintenance, repair, upkeep, use and occupancy of the Building, the Premises (including the Easement Areas) and the Property during the Term shall be paid for by Tenant (directly or by reimbursement of Landlord to the extent paid by Landlord), and all duties and responsibilities associated with the operation, maintenance, repair, upkeep, use and occupancy of the Building, the Premises (including the Easement Areas) and the Property, shall be performed by and the sole responsibility of Tenant during the Term. Landlord shall have no obligation to pay for or perform any repairs, maintenance or other duties with respect to the operation, maintenance, repair, upkeep, use and occupancy, except for items that are not Expenses associated with the Property and expressly the sole responsibility of Landlord under this Lease (i.e., Landlord’s mortgage payments, broker’s fees for re-letting the space after the Expiration Date, Landlord’s income taxes, Landlord’s entity formation and limited liability company filings).

5. Compliance with Laws; Use; Hazardous Materials.

5.01 Compliance with Laws. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all laws, statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later (“Law(s)”), including, without limitation, the Americans with Disabilities Act (the “ADA”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Building, but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for the Permitted Use, or Alterations or improvements in the Premises performed or requested by Tenant. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached hereto as EXHIBIT C and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined below).

5.02 Hazardous Materials. Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Laws governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials (as defined below), the presence of which results from or in connection with the act or omission of Tenant or Tenant Related Parties or the breach of this Lease by Tenant or Tenant Related Parties. The term “Hazardous Materials” shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601, et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Laws. Tenant shall agree to execute, from time to time, at Landlord’s request, affidavits, representations and the like concerning Tenant’s best knowledge and belief regarding the presence of Hazardous

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Materials in, on, under or about the Premises or the Property. Tenant shall cooperate with Landlord in satisfying any Laws imposed upon Landlord relating to Tenant’s operations, and shall, upon request, furnish complete information to Landlord concerning the use or existence of any Hazardous Materials, contamination or pollution at the Building. Tenant shall indemnify and hold harmless all Landlord Related Parties from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any required filings, compliance, clean up, removal, remediation, detoxification action or any other activity required or recommended of any Landlord Related Parties (as defined below) by any governmental authority by reason of the presence in or about the Premises or the Property of any Hazardous Materials, as a result of or in connection with the act or omission of Tenant, Tenant Related Parties (as defined below) or any other person, or the breach of this Lease by Tenant or Tenant Related Parties. The foregoing covenants and indemnity shall survive the expiration or any termination of this Lease.

5.03 ADA Provisions. Tenant shall be liable for any cost, claim or alteration required by or otherwise arising from the ADA which is: (i) related to the existing condition and structure of the Premises, including, but not limited to, all doors (both interior and exterior), door hardware, electrical, plumbing, and floor covering; (ii) resulting from any improvement or alteration of the Premises made by Tenant; or (iii) resulting from Tenant’s use of the Premises

5.04 Abandonment. Tenant agrees not to abandon or vacate the Premises during the period of this lease and agrees to use and maintain the Premises for the purpose herein leased until the expiration hereof.

6. Building Services; Limitation of Liability of Landlord.

6.01 No Services Provided by Landlord. Landlord shall not be required to furnish any services to Tenant, including without limitation, security, cleaning, repairs, janitorial, landscaping, water, sewer, trash removal, electricity, air-conditioning, ventilation, heat, elevator, plumbing, or other services to the Premises and Landlord shall have no responsibility or liability for failure to supply any such services. All electricity consumed by Tenant in the Premises shall be paid for by Tenant. Tenant shall procure and pay for all required services and furnish, install and maintain, at Tenant’s sole cost and expense, all plumbing, electric and mechanical systems and components (including heating, air conditioning and ventilation), all fixtures (including sinks, toilets and other bathroom fixtures, lighting fixtures and lighting tubes, lamps, bulbs, and ballasts and other components), all communication systems, and all other personal property required for the use of the Premises.

6.02 Emergency Interruption. Landlord reserves the right to stop or interrupt water, electricity and other Building services when necessary, by reason of accident, or emergency, or for alterations in the judgment of Landlord desirable or necessary to be made, until such accident or emergency shall have ceased or said alterations shall have been completed. Landlord shall have no responsibility or liability for such interruption, curtailment or suspension of services, and no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall the same constitute an actual or constructive eviction.

6.03 No Liability of Landlord. Landlord shall not be liable to Tenant for the condition of the Property, weather conditions, or any damage or destruction to the Property, for any reason whatsoever, including without limitation, any of the following:

(a) Lack of access to the Property, Building or the Premises (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(b) Poor air quality or contaminants within the Building that could adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);

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(c) Disruption or lack of adequate water/sewer, trash removal, utilities, telephone and telecommunications services, mail and deliveries to the Building or the Premises, now existing or resulting from a casualty or any other event; and

(d) Blockages of any windows, doors, or walkways to the Building or the Premises.

7. Leasehold Improvements.

7.01 Improvements and Alterations. All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, removes any Required Removables (as hereinafter defined), in compliance with the National Electric Code or other applicable Law. Landlord, by written notice to Tenant at least thirty (30) days prior to the Expiration Date, may require Tenant, at its expense, to remove any Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (such items collectively are referred to as “Required Removables”). Required Removables shall include, without limitation, Tenant’s personal property and merchandise, interior and exterior signage, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications and, notwithstanding anything to the contrary in this Lease, Tenant shall have an obligation to remove the Required Removables specifically enumerated in this sentence upon the expiration or earlier termination of this Lease whether or not Landlord delivers notice to Tenant requiring removal of the same as contemplated by the immediately preceding sentence. The Required Removables shall be removed by Tenant before the Expiration Date or earlier termination of this Lease. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration are Required Removables. If a Default has occurred and remains uncured at the Expiration Date, Tenant shall not be entitled to remove any of its personal property or merchandise, without the express written approval of Landlord, and Landlord shall have all rights therein as are then available to Landlord by law.

7.02 Signage. Tenant shall place no signs upon the outside walls or roof of Premises except with the written consent of Landlord. Landlord approves the signs installed at the Premises as of the date of this Lease. Any and all signs placed on the within Leased Premises by Tenant shall be maintained in compliance with all governmental ordinances, rules and regulations governing such signs, and Tenant shall be responsible to Landlord for any damage caused by installation, use or maintenance of said signs or violation of ordinance, rule or regulation with regard thereto. Upon any removal of said signs Tenant shall simultaneously repair all damage incidental to such removal.

8. Inspections, Repairs and Alterations.

8.01 Inspections. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous, deteriorating or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all capital improvements, maintenance and repairs to the Premises and keep the Premises in good condition and repair and in good working order, reasonable wear and tear excepted. Tenant shall be responsible for all maintenance and repairs to the Premises, whether caused by negligence, casualty, wear and tear, or otherwise, and whether or not such repairs are covered by insurance. Tenant shall promptly make repairs and perform maintenance for which Tenant is responsible.

8.02 Repairs and Maintenance. Tenant’s repair and maintenance obligations include, without limitation, repairs to and maintenance of (a) the roof, foundation and structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building and Premises in general; (c) the lawn, walkways and parking areas

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of the Premises; (d) the Easement Areas; (e) interior and exterior walls and doors of the Building; (f) interior and exterior windows; (g) any elevators serving the Building; (h) floor covering, interior partitions, kitchens, bathrooms and restrooms (including, without limitation, hot water heaters and similar facilities, systems and/or equipment); (i) electronic, fiber, phone and data cabling, wiring and related equipment (collectively, “Cable”); (j) supplemental air conditioning units; and (k) Alterations, including, without limitation, any Initial Alterations.

If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by Tenant’s failure to maintain the insurance coverage required by this Lease and/or caused the acts of Tenant, Tenant Related Parties (as hereinafter defined) and their respective contractors and vendors, together with an administrative charge in an amount equal to fifteen percent (15%) of the cost of the repairs.

8.03 Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable in or to the Premises (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed, provided that (1) the outside appearance or the strength of the Building shall not be affected; and (2) the structural parts of the Building and the proper functioning of the Building shall not be adversely affected. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the structure of the Building or require a building permit; and (d) the cost of such Alterations (or a related series of Alterations) does not exceed $25,000.00. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. All non-Cosmetic Alterations, including, without limitation, the Initial Alterations, shall be performed by a licensed General Contractor approved by Landlord in its sole discretion, each charging commercially competitive rates, provided, however, Landlord may designate specific contractors with respect to specific structural items. Prior to starting any non-Cosmetic Alterations, including, without limitation, the Initial Alterations, Tenant shall furnish Landlord, for its approval, the proposed plans and specifications; names of proposed contractors and sub-contractors; required permits and approvals; evidence of contractor’s and subcontractor’s insurance (including workers’ compensation insurance) in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner, in accordance with all applicable Laws and using new materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the non-Cosmetic Alterations.

8.04 Immediate Repairs. The Tenant agrees to perform the following immediate repairs to the Property as soon as practicable following the Commencement Date: (i) Tenant shall recoat the existing roof as a matter of maintenance to keep it in good condition,

9. Entry by Landlord.

Landlord may enter the Premises to inspect the Premises, show the Premises to any prospective purchaser, lender, investor or tenant, or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Landlord shall have the right to enter premises at reasonable hours to exhibit same of prospective purchasers or tenants. Except in the case of an emergency, Landlord shall provide Tenant with reasonable prior oral or written notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. During the final Lease Year, Landlord may install signs on the Premises indicating that the Property is “For Rent” or “For Sale”. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises, the Building and/or the Property to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

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10. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within thirty (30) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

11. Indemnity and Waiver of Claims.

Except to the extent caused by the sole negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and the Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord and/or any of the Landlord Related Parties and arising out of or in connection with: (a) Tenant’s use or occupancy of the Property or Landlord’s ownership of the Property, (b) injury or death, bodily or personal injury, damage to or destruction of property occurring on or about the Premises, and/or (c) any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) and/or any of Tenant’s transferees, contractors or licensees.

Tenant hereby waives all claims, causes of action and rights of recovery against and releases Landlord, Landlord’s agents and its trustees, members, principals, beneficiaries, partners, shareholders, officers, directors, employees, Mortgagees (defined in Section 22) and agents (the “Landlord Related Parties”) from all claims for any injury or death, bodily or personal injury, damage to or destruction of property (including but not limited to Tenant’s Property) or business loss which shall occur on or about the Premises, regardless of cause, including the negligent wrongdoing of Landlord or Landlord Related Parties, and/or in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment.

12.	Insurance.

Tenant, at its sole cost and expense, shall procure and continue in full force during the Term of this Lease (as the same may be extended) (including any period prior to the Commencement Date of the Term of this Lease during which Tenant is engaged in any alterations or repairs to the Premises or has otherwise entered upon the Premises to install fixtures or furnishings or for any purpose) such insurances as will protect Tenant, Landlord, Landlord’s managing agent, and their respective officers, directors, shareholders, affiliates, partners, agents and employees from claims under workers’ compensation acts and other employee benefits acts, from claims for injury to persons or damage to property, which may arise out of or result from operations under this Lease, whether by Tenant or anyone directly or indirectly employed by it, or anyone for whose acts it may be liable, for not less than the limits of liability prescribed in EXHIBIT B, or as required by law, whichever is greater, and in accordance with the other requirements set forth in EXHIBIT B.

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13. Waiver of Claims and Subrogation.

Tenant hereby waives any and all rights of recovery, claims, actions and causes of action against Landlord for any loss or damage with respect to Tenant’s Property, the Leasehold Improvements, Alterations, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, whether or not loss or damage is covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. Tenant shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Tenant’s Property, Leasehold Improvements, Alterations, the Building, the Premises, or any contents thereof, pursuant to which the insurer waives subrogation, or consents to a waiver of right of recovery.

14. Casualty Damage.

14.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Easement Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Easement Areas necessary to provide access to the Premises cannot be made tenantable within one year from the date the repair is started, then Landlord shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the acts or omissions of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; (3) a material uninsured loss to the Building or Premises occurs or (4) such portion of the Building has been so damaged so that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required.

14.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control and to the extent of insurance proceeds received by Landlord, restore the Premises and Easement Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Easement Areas deemed desirable by Landlord, and Landlord shall have no obligation to restore Tenant’s Property or any Alterations or any other improvements that Tenant is required to insure hereunder. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, Tenant shall be responsible for the payment of all Rent during such period to the extent that the proceeds of rental loss insurance are insufficient to pay the amount of Rent due to Landlord.

15. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). The term “material part of the Premises” means more than 75% of the rentable square footage of the Building or any taking which renders the remaining portion of the Premises unusable by Tenant. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated,

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Base Rent and Taxes and Expenses shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord shall have no obligation to and Landlord shall have no obligation to restore Tenant’s Property or any Alterations or any other improvements that Tenant is required to insure hereunder; provided, however, that if Landlord elects to restore the remaining portion of the Premises to substantially the same condition immediately prior to the Taking and does so restore the Premises, there shall be no reduction in the Base Rent and Taxes and Expenses upon restoration.

16. Events of Default. In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”:

(a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for three (3) days after written notice to Tenant (“Monetary Default”);

(b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within ten (10) days after written notice to Tenant, provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed thirty (30) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days and diligently pursues the cure to completion;

(c) Tenant permits an assignment, sublet or other transfer of this Lease without Landlord’s required approval or otherwise in violation of Article 11 of this Lease;

(d) the leasehold estate is taken by process or operation of Law;

(e) Tenant does not take possession of or abandons or vacates a material portion of the Premises;

(f) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business, or any Guarantor dies or becomes disabled and such Guarantor is unable to continue to manage the day to day operations of Tenant; or

(g) if any case, proceeding or other action is commenced or instituted against Tenant or any Guarantor (i) seeking to have an order for relief entered against it as debtor or to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or other relief with respect to it or its debts under any existing or future law of any jurisdiction domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property.

If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve (12) month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

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17. Remedies.

17.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the highest interest rate allowed by law from the date of such expenditure, shall be deemed Additional Rent and shall be payable by Tenant to Landlord upon demand. Notwithstanding the provisions of this clause (b) and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in this clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency;

(b) Elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises, without the necessity of legal proceedings, and may remove Tenant and all other persons and property from the Premises, and may store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(c) With or without terminating this Lease, enter upon the Premises by summary proceedings or otherwise, and in any event may dispossess the Tenant and any other persons occupying the Premises, remove and store at Tenant’s expense in a public warehouse or elsewhere all of Tenant’s Property and other property left on the Premises, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby;

(d) With or without terminating this Lease, declare immediately due and payable all rental and other amounts due and coming due under this Lease for the entire remaining term hereof, and in such event Tenant agrees to pay such amount, provided, however, that such payment shall not be deemed a penalty or liquidated damages but shall merely constitute payment in advance of rent for the remainder of said term;

(e) Remove Tenant and any other parties occupying the Premises and, at Landlord’s election, relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Upon a Default by Tenant, Landlord shall not be required to relet the Premises except to the extent required by applicable Laws; and/or

(f) Exercise any other legal or equitable right or remedy which it may have under Georgia law.

17.02 In the event it should become necessary for Landlord to retain an attorney at law to collect or obtain performance of any obligation to which Landlord is entitled hereunder, Landlord shall be entitled to reasonable attorney’s fees thereof. Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees and Costs of Reletting) as a result of any Default by Tenant and/or in enforcing any of its rights or remedies under this Lease shall be deemed to be Additional Rent and shall be repaid to Landlord by Tenant upon demand.

17.03 Tenant waives all defenses afforded by the Official Code of Georgia Annotated, Sections 44-7-52 and 44-7-73, to any action filed by Landlord as a result of any Default hereunder by Tenant and Tenant hereby expressly agrees that Landlord shall have no obligation to accept a tender of rent by Tenant after a default or defaults by Tenant, notwithstanding said provisions of the Official Code of Georgia Annotated.

17.04 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have

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been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

17.05 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to ten (10%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

18. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 22 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

19. Subordination to Mortgages; Estoppel Certificate; Notice to Mortgagees.

19.01 Subordination. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, deed(s) to secure debt, ground lease(s), easement agreement(s), or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, consolidations, refinancings and extensions thereof (collectively referred to as a “Mortgage”); provided, however, that this Lease shall not be subordinate to any Mortgage other than a first priority Mortgage without the written consent of the holder of such first priority Mortgage. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative and such automatic subordination shall not require the execution of any document or subordination agreement by Tenant but shall become effective upon the recording of any Deed to Secure Debt or Mortgage, provided, however, that upon request from a Mortgagee, Tenant shall execute a subordination agreement in favor of the Mortgagee within ten (10) days after Mortgagee’s written request therefor. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Any such attornment shall be made upon the condition that no such Mortgagee shall be (a) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord); or (b) subject to any defense or offsets (except as expressly set forth in this Lease) which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord); or (c) bound by any payment of Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, the then defaulting landlord); or (d) bound by any obligation to make any payment to Tenant which was required to be made by Landlord hereunder; or (e) bound by any obligation to perform any work or to make improvements to the Premises except for (i) repairs and maintenance pursuant to the provisions of Article 9, and (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 16, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such Mortgagee.

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19.02 Estoppel Certificates. Tenant shall at any time upon not less than ten (10) days prior written notice from Landlord execute, acknowledge and deliver to Landlord or to any Mortgagee of Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect) and the date to which rent and other charges are paid in advance, if any, (ii) acknowledging that there are no uncured defaults on the part of Landlord hereunder or specifying such defaults if any are claimed, and no Defaults by Tenant hereunder or specifying such Defaults, (iii) certifying the amount of Base Rent due and payable under this Lease, (iv) certifying that all Landlord obligations for construction work or other work, if any, has been completed, (v) certifying Tenant has not assigned or sublet this Lease or any interest therein, (vi) certifying that the Premises are in good condition and repair and Tenant has no knowledge of any defect in the Premises, (vii) certifying Tenant has complied fully and strictly with the provisions of this Lease, (viii) acknowledging that lenders, title insurance companies and prospective purchasers are entitled to rely on such statement, and (ix) such other matters as reasonably requested by Landlord. Such statement shall be in a written form as Landlord, any proposed purchaser of the property or any Mortgagee shall designate. Any such statement may be conclusively relied upon by any prospective purchaser or Mortgagee of the Premises.

Tenant’s failure to deliver any such subordination agreements, attornment agreements and/or estoppel certificates within ten (10) days after Landlord’s request therefor (or Mortgagee’s request for a subordination agreement as provided in Section 22.01 of this Lease) shall be a material default under this Lease. At Landlord’s option, Tenant’s failure to furnish an estoppel certificate shall be conclusive upon Tenant: (i) that this Lease is in full force and effect without modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s or Tenant’s performance; (iii) that no more than one (1) month’s rent has been paid in advance and (iv) as otherwise represented by Landlord as to the truth of items (iv)-(ix) above. If Tenant shall fail for any reason to execute any subordination agreement, attornment agreement or estoppel certificate within ten (10) days after Landlord’s request therefor, Landlord shall have the right to execute the same as attorney-in-fact for Tenant. Tenant hereby appoints Landlord as its attorney-in-fact for the limited purposes described in this Section.

Tenant agrees to give to both Landlord and any Mortgagee written notice of any default by Landlord hereunder and a reasonable period (but in any event not less than thirty (30) days) in which to cure such default. Tenant agrees that no amendment or cancellation of this Lease shall be binding upon any such Mortgagee without the written approval of such Mortgagee. Tenant agrees that no such Mortgagee shall be responsible for any liability of Landlord to Tenant for any actions arising prior to such Mortgagee’s acquisition of title to the Premises.

20. Notices.

All demands, approvals, consents and notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by nationally-recognized overnight courier service at the party’s respective Notice Address(es) set forth in Article 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address. Notice give by counsel for either party on behalf of such party or by Landlord’s managing agent on behalf of Landlord shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article.

21. Surrender of Premises.

Upon the Expiration Date or termination of Tenant’s right to possession to the Premises, Tenant shall remove Tenant’s Property and Required Removables from the Premises, and quit and surrender the Premises to Landlord, in Good Condition, other than normal wear and tear, broom clean, in tenant ready and serviceable condition, and in good order, condition and repair, free from deferred maintenance and immediate repair obligations, and in compliance with all

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applicable Laws, including, without limitation, the ADA and all Hazardous Materials Laws. Tenant agrees to engage a licensed property inspector to inspect the Premises prior to delivery to Landlord and ensure that the Property is delivered to Landlord in accordance with the foregoing requirements If Tenant fails to remove any of Tenant’s Property within 24 hours after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord. The obligations of Tenant under this Section 24 shall survive the expiration or earlier termination of this Lease.

22. Miscellaneous.

22.01 Local Law Provisions – No Estate In Land. This Lease shall create the relationship of Landlord and Tenant between the parties hereto; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except by Landlord’s consent. Neither Landlord nor Tenant shall cause this Lease to be recorded without prior written consent of the party to such recording.

22.02 Governing Law. This Lease shall be interpreted and enforced in accordance with the Laws of the State of Georgia and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of State of Georgia. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

22.03 Specially Designated Nationals List (SDN). Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list.

22.04 Attorney’s Fees. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

22.05 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent or other monetary amount), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

22.06 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon any such transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

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22.07 Copy of Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has not dealt with any broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from Tenant’s breach of the foregoing representation.

22.08 Time is of the Essence. Time is of the essence with respect to Tenant’s obligations under this Lease. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

22.09 Peaceful Enjoyment. Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

22.10 No Other Rights. This Lease does not grant any rights to light or air over or about the Property or the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease, including, without limitation, the right to install one or more cell towers on the Building or Premises and to lease the cell tower space to other tenants, grant easement rights, parking or other access rights to other parties, as long as such grants do not interfere with Tenant’s business operations. Landlord shall also have the exclusive right, at Landlord’s expense (for its own use and to permit third parties) to install, maintain, operate and lease any communications equipment, and systems, including without limitation, satellite dish and associated cables and equipment and/or cell phone towers or for any other use which does not unreasonably interfere with Tenant’s use, on the roof of the Building or any other portion of the Premises.

22.11 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent or other amounts herein stipulated shall be deemed to be other than on account of the stipulated Rent and amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment thereof be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amounts or pursue any other remedy provided in this Lease.

22.12 Entire Agreement. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

22.13 Partial Invalidity. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

22.14 Memorandum of Lease. Neither this Lease nor any memorandum of this Lease shall be recorded.

22.15 Landlord’s Discretion. Except as otherwise expressly stated in this Lease, any consent or approval required to be obtained from Landlord may be granted by Landlord in its sole discretion. In any instance in which Landlord agrees not to act unreasonably, Tenant hereby waives any claim for damages against or liability of Landlord that Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory

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judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Section.

[Signatures Follow]

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Landlord and Tenant and have executed this Commercial Lease Agreement as of the day and year first above written.

LANDLORD:

RONALD D ORDWAY

By:

TENANT:

VIDEO DISPLAY CORPORATION, a Georgia corporation

By:
Ronald D. Ordway Chief Executive Officer

Tenant’s Tax ID Number ( FEIN):

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EXHIBIT B

TENANT INSURANCE REQUIREMENTS

Tenant shall maintain in full force and effect at all times and shall provide to Landlord proof of the following insurance coverage, on ACORD Evidence of Commercial Property Insurance forms:

(a) Property. “All Risk” insurance against fire with extended coverage, vandalism, malicious mischief and all risk endorsements (Special Form), including windstorm coverage and terrorism insurance, in an amount adequate to cover the full replacement value of the Building, all trade fixtures, fittings, installations, decorations, improvements, Alterations (including without limitation any Initial Alterations), betterments, furnishings, contents and signs, plate glass on the Premises, in the event of fire or other casualty.

(b) Liability. Commercial general liability insurance with respect to the Premises, the Easement Areas, the sidewalks and walkways, if any, abutting and adjoining the Premises,

(c) including coverage for bodily injury, personal injury and death, property damage and contractual liability (including “Insured Contracts”) recognizing provisions of this Lease, written on an occurrence form with limits of not less than One Million ($1,000,000.00) Dollars for each occurrence and Two Million ($2,000,000.00) Dollars general aggregate per

(d) Business Interruption (Rent Loss) Insurance. Business interruption insurance to cover rent losses due to fire and other hazards, fully compensating for the amount of charges and additional rent owed to Landlord by Tenant for a period of not less than eighteen (18) months. The coverage will be “All Risk” as stated in the above paragraph (a).

(e) Flood. If any portion of the Property is located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency (FEMA), flood insurance in the maximum insurance amount available for the Property under the appropriate National Flood Insurance Administration program. The flood insurance requirement will be waived if the Tenant obtains and provides a letter from FEMA stating that the flood map has been amended to remove the Property entirely from a Special Flood Hazard Area.

(f) Plate Glass. If the Premises contain plate glass, plate glass insurance covering all plate glass at the Premises.

Such insurance shall be written by one or more insurance companies authorized to issue such in the State of Georgia and which have an “S&P” rating of “A” or better (or “A.M. Best” rating of “A” or better, if the carrier is not rated by S&P), or an equivalent rating by another recognized rating organization acceptable to Landlord. There shall be delivered to Landlord a certificate or certificates of each such insurance and of all renewals and replacements thereof with proof satisfactory to Landlord or payment of premiums therefor. All such policies (i) shall name Landlord, and its managing agent as additional insureds and any other party reasonably requested by Landlord; (ii) shall contain a provision that they may not be cancelled or amended without at least thirty (30) days’ prior written notice to Landlord; (iii) shall be procured and maintained at the sole cost and expense of Tenant; and (iv) shall be primary and non-contributing. In the event that Tenant fails to procure or maintain any insurance pursuant to this Section, Landlord may but is not obligated to obtain same on behalf of Tenant and any premiums paid by Landlord therefor shall be deemed Additional Rent to be paid by Tenant to Landlord within ten (10) days after demand therefor.

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